Exhibit 10.2

ASSIGNMENT OF PLEDGE AGREEMENT

THIS ASSIGNMENT OF PLEDGE AGREEMENT (“Assignment”) is made effective as of July 25, 2025 by and between Lei Sonny Wang, an individual, having an address at 205 S Marguerita Ave, Alhambra, California 91801 (“Assignor”), and Jimmy Chan, an individual, having an address at [_____________________________________________] (“Assignee”).

RECITALS

WHEREAS, Nightfood Holdings, Inc., a Nevada corporation (the “Company”) and Mast Hill Fund, L.P., a Delaware limited partnership (“Mast Hill”) have entered into those certain securities purchase agreements (as amended from time to time, the “Purchase Agreements”) with respect to the issuance by the Company to Mast Hill of: a promissory note in the principal amount of $700,000.00 dated September 23, 2022 (as amended from time to time, the “First Note”), promissory note in the principal amount of $619,000.00 dated February 5, 2023 (as amended from time to time, the “Second Note”), promissory note in the principal amount of $160,941.18 dated February 28, 2023 (as amended from time to time, the “Third Note”), promissory note in the principal amount of $160,941.18 dated March 24, 2023 (as amended from time to time, the “Fourth Note”), promissory note in the principal amount of $160,941.18 dated April 17, 2023 (as amended from time to time, the “Fifth Note”), promissory note in the principal amount of $200,000.00 dated June 1, 2023 (as amended from time to time, the “Sixth Note”), promissory note in the principal amount of $62,000.00 dated October 6, 2023 (as amended from time to time, the “Seventh Note”), promissory note in the principal amount of $62,000.00 dated on or around November 17, 2023 (as amended from time to time, the “Eighth Note”), promissory note in the principal amount of $170,588.00 dated on or around December 6, 2023 (as amended from time to time, the “Ninth Note”), promissory note in the principal amount of $388,300.00 dated on or around January 24, 2024 (as amended from time to time, the “Tenth Note”), promissory note in the principal amount of $336,000.00 dated on or around March 13, 2024 (as amended from time to time, the “Eleventh Note”), promissory note in the principal amount of $395,000.00 dated on or around May 9, 2024 (as amended from time to time, the “Twelfth Note”), promissory note in the principal amount of $473,000.00 dated on or around September 23, 2024 (as amended from time to time, the “Thirteenth Note”), promissory note in the principal amount of $206,000.00 dated on or around February 19, 2025 (as amended from time to time, the “Fourteenth Note,”), and promissory note in the principal amount of $425,000.00 dated on or around March 13, 2025 (as amended from time to time, the “Fifteenth Note,” and all the of the foregoing notes, collectively, the “Notes”);

WHEREAS, in order to secure the Notes, on June 1, 2023, the Company and Mast Hill entered into that certain Security Agreement dated as of June 1, 2023 by and between the Company and Mast Hill and that certain Pledge Agreement (as amended from time to time, the “Pledge Agreement”), whereby Sean Folkson granted to Mast Hill a security interest in all the shares of Series A Preferred Stock, $0.001 par value per share of the Company owned by him (“Series A Preferred Stock”);

WHEREAS, pursuant to that certain Share Exchange Agreement dated as of January 22, 2024, by and among the Company, Future Hospitality Ventures Holdings Inc., Sean Folkson as the holder of all issued and outstanding Series A Preferred Stock, and Assignor as the sole shareholder of Future Hospitality Ventures Holdings Inc. and the Assignment of Pledge Agreement dated February 2, 2024 by and between Sean Folkson and Assignor, Assignor is the sole holder of all issued and outstanding Series A Preferred Stock; and

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WHEREAS, pursuant to Section 13(d) of the Pledge Agreement, Assignor obtained written consent from Mast Hill on July 24, 2025, as to the transfer of the Series A Preferred Stock and an assignment of the Pledge Agreement in connection with the Stock Purchase Agreement by and between Assignor and Assignee dated July 25, 2025 (the “SPA”) whereby the Assignor sold and transferred the Shares (as defined therein) to the Assignee.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, Assignor and Assignee (by acceptance of this Assignment) agree as follows:

1. Assignment by Assignor. Assignor irrevocably sells, assigns, grants, conveys, and transfers to Assignee all of Assignor’s right, title, and interest in and to the Pledge Agreement.

2. Assumption. Assignee unconditionally accepts such assignment and assumes all of Assignor’s duties, liabilities, and obligations under the Pledge Agreement, and agrees to perform all obligations, duties, liabilities and commitments of the Assignor under the Purchase Agreements, Notes, and all other transaction documentation entered into between the Company and Mast Hill in connection therewith (collectively, the “Transaction Documents”), of whatever kind or nature.

3. Representation. Assignor, Mast Hill and the Company each represent and warrant to Assignee that: (a) the Pledge Agreement attached hereto as Exhibit A is an accurate and complete copy of such agreement, as amended through the date hereof; (b) the Pledge Agreement is in full force and effect as of the date hereof, and none of the Company, Assignor nor Mast Hill have given notice, or taken any action, to terminate the Pledge Agreement; and (c) no default exists under the Pledge Agreement by Assignor, Mast Hill or the Company, nor does there exist any condition or event which would constitute an event of default had notice been given or applicable cure periods expired.

4. Notices. Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other party at its address set out below (or to such other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

Notice to Mast Hill Fund, L.P	Mast Hill Fund, L.P. 150 Grossman Dr Suite 205 Braintree, MA 02184
Email: Patrick@masthillfund.com
Attention: Patrick Hassani, Chief Investment Officer

Notice to Nightfood Holdings, Inc.	520 White Plains Road, Suite 500 Tarrytown, New York 10591
Email: jimmy@lmkccapital.com
Attention: Jimmy Chan, Chief Executive Officer

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5. Entire Agreement; Modification. This Assignment is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements (oral or written). This Assignment shall not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.

6. Binding Effect. This Assignment is binding upon and inures to the benefit of Assignor and Assignee, and their respective heirs, executors, legal representatives, successors, and assigns, whether by voluntary action of the parties or by operation of law.

7. Duplicate Originals; Counterparts. This Assignment may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Assignment also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.

8. Unenforceable Provisions. Any provision of this Assignment which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal shall be ineffective only to the extent of such determination and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.

9. Construction of Certain Terms. Defined terms used in this Assignment may be used interchangeably in singular or plural form, and pronouns shall be deemed to cover all genders. Article and section headings are for convenience only and shall not be used in interpretation of this Assignment. When used in this Assignment: “herein,” “hereof” and “hereunder” and other words of similar import refer to this Assignment as a whole and not to any particular section, paragraph or other subdivision; “section” refers to the entire section and not to any particular subsection, paragraph of other subdivision; “Assignment” and the Pledge Agreement referred to herein means this agreement as originally executed and as amended, supplemented, consolidated, extended or restated from time to time.

10. Governing Law; Venue. Section 13(f) of the Pledge Agreement shall apply to this Assignment.

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IN WITNESS WHEREOF, the undersigned hereby sign, seal and deliver this Assignment.

ASSIGNOR:
LEI SONNY WANG, an individual

By:	/s/ Lei Sonny Wang
Name:	Lei Sonny Wang

ASSIGNEE:
JIMMY CHAN, an individual

By:	/s/ Jimmy Chan
Name:	Jimmy Chan

REMAINING PARTIES:

MAST HILL FUND, L.P., a Delaware limited partnership

By:	/s/ Patrick Hassani
Name:	Patrick Hassani
Title:	Chief Investment Officer

NIGHTFOOD HOLDINGS, INC., a Nevada corporation

By:	/s/ Jimmy Chan
Name:	Jimmy Chan
Title:	Chief Executive Officer

[Signature Page to Assignment of Pledge Agreement]

EXHIBIT A

PLEDGE AGREEMENT

[Exhibit A to Assignment of Pledge Agreement]